Calculation of Registration Fee

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Debt Securities	$900,000	$104.58

(1) Calculated in accordance with Rule 457 (r) of the Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(2)

Registration No. 333-180289

Pricing Supplement Addendum No. 2 dated February 11, 2015
to Pricing Supplement dated February 2, 2015,

Prospectus Supplement dated March 22, 2012

and Prospectus dated March 22, 2012

HSBC USA Inc. $21,550,000 Fixed to Floating Rate Notes

On February 2, 2015, February 4, 2015, February 5, 2015 and February 6, 2015 HSBC USA Inc. offered an aggregate principal amount of $20,650,000 of the Notes, which we refer to together as the “previously priced notes.” An additional $900,000 of the Notes are being offered hereby, which we refer to as the “additional notes.” We refer to the previously priced notes and the additional notes together as the “Notes.” The additional notes will have identical terms and conditions as the previously priced notes and will be consolidated with and form a single tranche with the previously priced notes. On the original issue date, we will issue Notes with an aggregate principal amount of $21,550,000. Reference is made to the accompanying pricing supplement, prospectus supplement and prospectus for a description of the terms and conditions of the Notes.
Issuer:	HSBC USA Inc.

Principal Amount:

$1,000 per Note.

After the issuance of the previously priced notes and an aggregate principal amount of $900,000 of the additional notes that priced on February 9, 2015 and February 11, 2015, the aggregate principal amount of the Notes of this tranche will be $21,550,000.

CUSIP/ISIN:	40433BA65/US40433BA656

Trade Dates (previously priced notes):	February 2, 2015, February 4, 2015, February 5, 2015 and February 6, 2015

Trade Dates (additional notes):	February 9, 2015 and February 11, 2015

Original Issue Date:	February 18, 2015

Maturity Date:	February 18, 2020
Price to Public:	$1,000 per Note. HSBC USA Inc. may continue offering the Notes from time to time after the date of this pricing supplement addendum. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page PS-10 of the accompanying pricing supplement.
Underwriting Discount Per Note/Total (for all Notes):	$2.50/$53,875. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page PS-10 of the accompanying pricing supplement.
Proceeds to Issuer Per Security / Total (for all Notes):	$997.50/$21,496,125
Form of Notes:	Book-Entry

Listing:	The Notes will not be listed on any U.S. securities exchange or quotation system.

Investment in the Notes involves certain risks. You should refer to “Risk Factors” beginning on page PS-6 of the accompanying pricing supplement and page S-3 of the accompanying prospectus supplement.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or adequacy of this pricing supplement addendum or the accompanying pricing supplement, prospectus supplement or prospectus. Any representation to the contrary is a criminal offense.

The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Validity of the Notes

In the opinion of Morrison & Foerster LLP, as counsel to the Issuer, when the additional notes offered by this pricing supplement have been executed and delivered by the Issuer and authenticated by the trustee pursuant to the Senior Indenture referred to in the prospectus supplement dated March 22, 2012, and issued and paid for as contemplated herein, such notes will be valid, binding and enforceable obligations of the Issuer, entitled to the benefits of the Senior Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York, the Maryland General Corporation Law (including the statutory provisions, all applicable provisions of the Maryland Constitution and the reported judicial decisions interpreting the foregoing) and the federal laws of the United States of America. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture and the genuineness of signatures and to such counsel’s reliance on the Issuer and other sources as to certain factual matters, all as stated in the legal opinion dated July 27, 2012, which has been filed as Exhibit 5.1 to the Issuer’s Current Report on Form 8-K dated July 27, 2012.

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